Exhibit 2
                                                                 ---------


                 AMENDMENT TO AGREEMENT TO PURCHASE COMMON STOCK


     Tamarix Investors LDC, a successor in interest to Tamarix Investors Ltd., and Finprogetti S.p.A. hereby agree to amend the Agreement to Purchase Common Stock made between Finprogetti and Tamarix Investors Ltd. on 7 March 1997, as follows:

     1.   Sect. 1 of the Agreement is hereby amended as follows:

          a. The number of TRG Shares which shall be sold on the Closing Date shall be changed from 1,000,000 (one million) to not less than 900,000 (nine hundred thousand) TRG Shares. The number of TRG Shares which are not sold on the Closing Date which is the difference between 1,000,000 and the number of TRG Shares actually sold on the Closing Date (which is not less than 900,000 TRG Shares) shall be defined as the "Unpurchased Shares."

          b. Finprogetti shall deliver to Tamarix at the Closing an irrevocable written proxy to vote all the TRG Shares which are the subject of the Put Options and the Call Options provided in Sections 2 and 3, which number of TRG Shares is being increased hereby to include the Unpurchased Shares.

          c. Finprogetti shall place in escrow with Mr. Howard E. Chase and Mr. Fabrizio Donati, acting jointly (the "Escrow Agent"), a stock certificate for the Unpurchased Shares, endorsed in blank with signatures guaranteed. Tamarix shall place in escrow with the Escrow Agent a stock certificate, endorsed in blank with signatures guaranteed, for a number of TRG Shares equal to the number of Unpurchased Shares. During the period of the escrow agency arrangement provided by this Agreement, the Escrow Agent shall hold these stock certificates for safekeeping at the offices of TRG in the U.S. For a period of 60 days after the Closing Date, Tamarix shall have the power to purchase all or part of the Unpurchased Shares by wire transfer of $7.75 per share for the number of Unpurchased Shares which it may elect to purchase, expressed in U.S. dollars, for credit to Finprogetti's account at a national bank in New York; upon receipt of this payment, the Escrow Agent shall release to Tamarix a certificate for the TRG Shares purchased by Tamarix, and a certificate for an equal number of TRG Shares placed in escrow by Tamarix.

          d. If Tamarix shall not have exercised this power to purchase all of the Unpurchased Shares placed in escrow by Finprogetti during the above time period, the escrow shall remain in effect for 10 additional months. During this additional period, Tamarix shall have the power to purchase all or part of the Unpurchased Shares which it may elect to purchase, expressed in U.S. dollars, PLUS (ii) interest on the amount of such purchase price computed at 6% per annum, compounded quarterly, running from the 61st day after the Closing Date until the date of such purchase, for credit to Finprogetti's account at a national bank in New

     York; upon receipt of this payment, the Escrow Agent shall release to Tamarix a certificate for the TRG Shares purchased by Tamarix, and a certificate for an equal number of TRG Shares placed in escrow by Tamarix.

          e. If Tamarix shall not have exercised its power during the above two time periods to purchase some or all of the TRG Shares placed in escrow by Finprogetti, so that some number of TRG Shares remain in escrow at the end of those two periods, the Escrow Agent shall release to Finprogetti all of the TRG Shares remaining in escrow that were placed in escrow by Tamarix and Finprogetti.

     2. Sect. 2 of the Agreement is hereby amended as follows:

          a. The number of TRG Shares which are the subject of the Put Option shall be increased by the number of Unpurchased Shares which Tamarix shall not have purchased pursuant to its power as provided in Sects. 1.c and 1.d hereof (the "Remaining Unpurchased Shares").

          b. The exercise price for the Put Option for the Remaining Unpurchased Shares shall be $7.75.

          c. When Tamarix shall have made payment for any of the Remaining Unpurchased Shares, together with interest on the amount paid at a rate of 6% per annum, compounded quarterly, commencing on the 61st day following the Closing Date to the date so paid (the "Interest Charge"), in addition to delivering to Tamarix the stock certificate for such TRG Shares as required by the Agreement, Finprogetti shall deliver to Tamarix stock certificates for an equal number of TRG Shares which Tamarix originally delivered to the Escrow Agent pursuant to Sect. 1.c hereof.

     3. Sect. 3 of the Agreement is amended as follows:

          a. The number of TRG Shares which are the subject of the Call Option, shall be increased by the number of the Remaining Unpurchased Shares. If Tamarix shall exercise its rights under the Call Option, it shall exercise its rights to purchase the Remaining Unpurchased Shares first, before exercising its rights to purchase any other TRG Shares.

          b.  The  exercise   price  for  the  Call  Option  for  the  Remaining
     Unpurchased Shares shall be $7.75.

          c. When Tamarix shall have made payment for any of the Remaining Unpurchased Shares, together with the Interest Charge, in addition to delivering to Tamarix the stock certificate for such TRG Shares as required by the Agreement, Finprogetti shall deliver to


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


     Tamarix stock certificates for an equal number of TRG Shares which Tamarix originally delivered to the Escrow Agent pursuant to Sect. 1.c hereof.

     4. If Tamarix shall not have purchased the Remaining Unpurchased Shares pursuant to the Put Option or the Call Option on or before the date in 1999 which is two years after the Closing Date, then, in addition to any other consequences that may apply under the Agreement, Finprogetti shall become the record owner of the TRG Shares which Tamarix originally delivered to the Escrow Agent pursuant to Sect. 1.c hereof, and shall have the power to request TRG to transfer record ownership of such TRG Shares into the name of Finprogetti.

     5. Sect. 4.a of the Agreement is hereby amended to change the reference to the number of TRG Shares sold in Sect. 1.a from 1,000,000 (one million) to 900,000 (nine hundred thousand).

     6. Sects. 4.b and 7 shall be amended to change the number of TRG Shares which Finprogetti shall own after the Closing Date from 635,000 (six hundred thirty-five thousand) to 735,000 (seven hundred thirty-five thousand).

     7. All other terms and conditions of the Agreement, including all amendments made from time to time, shall remain unchanged.

                                            Finprogetti S.p.A.



                                            By:/s/ Giovanni Caronia
                                               --------------------
                                                   Chairman


                                            Tamarix Investors LDC



                                            By:/s/ Mark Hauser
                                               ---------------
2 May 1997                                         Chairman




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